BUSINESS CONSULTANT AGREEMENT

This agreement dated October 1, 2005, is made By and Between:

Digital Ecosystems Corp. 1313 E. Maple Street, Suite 223, Bellingham, WA 98225 referred to as "Company",

AND

Beneficial Designs, Inc., 1530 Gulf Road, Point Roberts, WA 98281, referred to as "Consultant".

1.	Consultation Services.

The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The Consultant will consult with the officers and employees of the Company concerning matters relating to marketing and investor relation services.

2.	Terms of Agreement.

The term of this agreement will begin October 1, 2005 and will end October 31, 2006. Either party may cancel this agreement by giving the other party 30 days written notice delivered by registered mail. The first 90 days of this agreement will be a probationary period for the Consultant, at which time The Company will determine whether or not to continue services.

3.	Place Where Services Will Be Rendered.

The Consultant will perform most services in accordance with this agreement at 1530 Gulf Road, Point Roberts, WA. In addition, the Consultant will perform services on the telephone and at such other places as designated by the Company to perform these services in accordance with this agreement.

4.	Payment to Consultant.

The Consultant will be paid in advance, on the 1st day of each month at the rate of US$10,000.00 per month for work performed in accordance with this agreement; Provided that the Consultant issues an invoice to the Company on or before the first day of each month of the term. The Company will reimburse the Consultant for all disbursements, including travel, accommodation, printing, postage, long distance telephone charges and other related costs, reasonably incurred by the Consultant for the purpose of the provision of the Consultant's services to the Company within 10 days of having received written receipts in respect of this disbursements, providing that any such disbursement exceeding $500.00 must have been approved by the Company in advance of its having been incurred; and providing further that the disbursements must be submitted once a month and will only be reimbursed once a month. The Consultant has the right to ask the Company for an advance payment, if appropriate, to pay for certain disbursements that have been pre-approved by the Company.

5.	Independent Contractor.

Both the Company and the Consultant agree that the Consultant will at all times act as an independent contractor in the performance of its duties under this Contract. Accordingly, the Consultant shall be solely responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant's activities in accordance with this agreement, including by way of illustration but not limitation, Federal and State income tax, business tax, and any other taxes or business license fees as may be required to be paid.

6.	Confidential Information and Non-Competition.

The Consultant agrees that any information received by the Consultant or Bradford J. Long during the performance of the Consultant's obligations pursuant to this agreement or otherwise, regarding the business, financial, technological or other any other affairs of the Company or its personnel will be maintained by the Consultant and Bradford J. Long as strictly confidential and will not be revealed by the Consultant or Bradford J. Long to any other persons, firms, organizations or other entities whatsoever. This covenant shall survive the termination of this agreement.

The Consultant agrees that during the term of this agreement and thereafter, it and Bradford J. Long will not compete or attempt to compete with the business or technology of the Company or in any other respects whatsoever.

7.	Employment of Others.

The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant engage the services of others without first obtaining the written authorization of the Company.

8.	Signatures.

Both the Company and the Consultant agree to the above Contract.

/s/ Gregory Leigh Lyons
Gregory Leigh Lyons, Digital Ecosystems Corp.

/s/ Brandford J. Long
Bradford J. Long, Beneficial Designs, Inc.